PFPC
AGREEMENT

The undersigned hereby consents to the assignment of all rights and obligations of PFPC under the Sub-Transfer Agency Agreement dated June 22, 1994 with PFPC Inc. to Wachovia Bank, N.A. to the extent such rights and obligations arise on or after the Closing Date, effective as of the Closing Date.

FRANKLIN/TEMPLETON INVESTOR SERVICES, INC. LLC

By:/s/BASIL FOX, JR.                     Date: 6/13/03
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Name: BASIL FOX, JR.
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Title: PRESIDENT
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